Exhibit 99.1

For Immediate Release

April 22, 2008

VIST Financial Corp. Announces 2008 First Quarter Earnings.

Wyomissing, PA: VIST Financial Corp. (“Company”) (NASDAQ: VIST) reported net income for the three months ended March 31, 2008 of $1,559,000, a 288.8% increase over net income of $401,000 for the same period in 2007.  Total revenue for the three months ended March 31, 2008 was $21,417,000 as compared to $18,899,000 for the same period in 2007, a 13.3% increase.

Robert D. Davis, President and Chief Executive Officer of VIST Financial Corp. said, “Our first quarter results reflect a very challenging national and regional operating environment facing all businesses including VIST Financial.  Despite the challenging economic outlook for 2008, we believe the steps we have taken over the past few years to unify our company, to broaden our product offerings, to lessen our dependence on interest income and to operate more efficiently have positioned us to weather the economic uncertainty better than many of our peers.  While our company does not originate to sell or hold sub-prime residential mortgages, the resulting ripple effect has made for a difficult revenue and credit environment.  With over a billion dollars in loans and investments, we continue our strong history of positive asset quality trends; an imperative both in the near and long term.  Actions taken over the last several years that have improved both policy and processes in originating loans and managing our investments are reflected in our positive trends.”

Davis continued, “We understand our commitment to our shareholders to maximize earnings despite these challenging economic times.  We continue to be profitable at the corporate and business line levels and will balance current profitability with investments in long-term growth while reviewing processes to improve operating efficiencies.”

Davis concluded, “On March 3, 2008, we completed the unification and re-branding of our company as VIST Financial.  This is a major step in moving forward as a modern, unified company while still respecting the histories of our former companies.  The well known values of our former companies—Vision, Integrity, Solutions and Trust have become the heart of our new name and brand—VIST Financial.”

Included in the operating results for the first quarter of 2008 were pretax re-branding costs of approximately $422,000 associated with the Company’s name change to VIST Financial Corp.  Included in the operating results for the first quarter of 2007 was a pretax loss of $2.5 million associated with a balance sheet restructuring targeting the sale of lower-yielding available for sale securities and the purchase of higher-yielding available for sale investment securities.

Net Interest Income

For the three months ended March 31, 2008, net interest income before the provision for loan losses increased 5.8% to $8,605,000 compared to $8,130,000 for the same period in 2007.  The increase in net interest income for the three months resulted from a 1.2% increase in total interest income to $16,787,000 from $16,586,000 and a 3.2% decrease in total interest expense to $8,182,000 from $8,456,000.

The increase in total interest income resulted from an increase in average earning assets for the three months ended March 31, 2008 of $88,575,000 due primarily to strong growth in commercial loans over the same period in 2007.

The decrease in total interest expense for the three months ended March 31, 2008 resulted primarily from a decrease in average rates paid on interest-bearing deposits, short term borrowings, securities sold under agreements to repurchase and long term borrowings compared to the same period in 2007.

For the three months ended March 31, 2008, the net interest margin on a fully taxable equivalent basis was 3.51% as compared to 3.62% for the same period in 2007.  The decrease in net interest margin for the three months ended March 31, 2008 was due mainly to a decrease in average yields on commercial, mortgage and home equity loans offset by lower cost of transaction accounts, time deposits and wholesale funds over the same periods in 2007.

Net interest income after the provision for loan losses for the three months ended March 31, 2008 was $8,195,000 as compared to $7,980,000 for the same periods in 2007, an increase of 2.7%.  The provision for loan losses for the three months ended March 31, 2008 was $410,000 compared to $150,000 for the same period in 2007.  Comparing March 31, 2008 to March 31, 2007, the increase in the provision is due primarily to an increase in the total loan portfolio.  Net charge-offs to average loans was 0.24% annualized for the three months ended March 31, 2008 as compared to 0.17% for the year ended December 31, 2007.  As of March 31, 2008, the allowance for loan losses was $7,181,000 compared to $7,792,000 as of March 31, 2007, a decrease of 7.8%.  Management continues to evaluate and classify the credit quality of the loan portfolio utilizing a qualitative and quantitative internal loan review process and, based on the results of the analysis at March 31, 2008, management has determined that the current allowance for loan losses is adequate.

Non-Interest Income

Total non-interest income for the three months ended March 31, 2008 increased 100.2% to $4,630,000 compared to $2,313,000 for the same period in 2007.

Net securities gains were $141,000 for the three months ended March 31, 2008 compared to net securities losses of $2,493,000 for the same period in 2007.  For the three months ended March 31, 2008, net securities gains were primarily due to the mandatory redemption of VISA Inc. common stock acquired as a result of VISA’s initial public offering.  For the three months ended March 31, 2007, net securities losses were primarily due to the sale of lower-yielding available for sale securities discussed earlier.

For the three months ended March 31, 2008, revenue from commissions and fees from insurance sales decreased 1.5% to $2,684,000 compared to $2,725,000 for the same period in 2007.  The decrease for the three months ended March 31, 2008 is mainly attributed to a decrease in contingency income on insurance products offered through VIST Insurance, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2008, revenue from mortgage banking activity decreased to $323,000 from $553,000, or 41.6%, for the same period in 2007.  The decrease was primarily due to declining volume of loans sold into the secondary mortgage market.  The

Company operates its mortgage banking activities through VIST Mortgage, a division of VIST Bank.

For the three months ended March 31, 2008, revenue from brokerage and investment advisory commissions and fee activity increased to $237,000 from $226,000, or 4.9%, for the same period in 2007.  The increase is due primarily to an increase in investment advisory service activity offered through VIST Capital Management, LLC, a wholly owned subsidiary of the Company.

For the three months ended March 31, 2008, service charges on deposits decreased to $620,000 from $646,000, or 4.0%, for the same period in 2007.  The decrease for the three months is due primarily to a decrease in commercial account analysis fees and non-sufficient funds charges.

For the three months ended March 31, 2008, earnings on investment in life insurance increased to $168,000 from $167,000, or 0.6%, for the same period in 2007.

For the three months ended March 31, 2008, other income including gain on sale of loans decreased to $457,000 from $489,000, or 6.5%, for the same period in 2007.  The decrease for the three months is due primarily to a decrease in service fee income and commissions from third party processors.

Non-Interest Expense

Total non-interest expense for the three months ended March 31, 2008 increased 9.1% to $11,087,000 compared to $10,166,000 for the same period in 2007.

Salaries and benefits were $5,730,000 for the three months ended March 31, 2008, an increase of 2.2% compared to $5,607,000 for the same period in 2007.  Included in salaries and benefits for the three months ended March 31, 2008 and March 31, 2007 were stock-based compensation costs of $77,000 and $89,000, respectively.  Total commissions paid for the three months ended March 31, 2008 and 2007 were $389,000 and $502,000, respectively.  The overall increase in salaries and benefits for the comparative three month periods is primarily attributed to additional personnel added to the commercial loan and credit administration areas of the Bank reflecting the Company’s strategic commitment to maintaining credit quality while expanding its commercial presence in the Philadelphia suburban market.

For the three months ended March 31, 2008, occupancy expense and furniture and equipment expense increased to $1,801,000 from $1,742,000, or 3.4%, for the same period in 2007.  The increase is due primarily to an increase in software maintenance expense.

For the three months ended March 31, 2008, marketing and advertising expense increased to $657,000 from $307,000, or 114.0%, for the same period in 2007.  The increase is due primarily to re-branding costs associated with the Company’s name change to VIST Financial Corp.

For the three months ended March 31, 2008, professional services expense increased to $535,000 from $344,000, or 55.5%, for the same period in 2007.  The increase is due primarily to costs incurred for IT related special projects and legal fees associated with the Company’s name change to VIST Financial Corp.

For the three months ended March 31, 2008, outside processing expense increased to $820,000 from $779,000, or 5.3%, for the same period in 2007.  The increase is due primarily to costs incurred for training and education expenses, network fees, data-line charges and internet banking expenses.

For the three months ended March 31, 2008, insurance expense increased to $271,000 from $154,000, or 76.0%, for the same period in 2007.  The increase in insurance expense is due to higher FDIC deposit insurance premiums resulting from the implementation of the new FDIC risk-related premium assessment.

Income Tax Expense

Income tax expense for the three months ended March 31, 2008 was $179,000 compared to income tax expense of ($274,000) for the three months ended March 31, 2007.  The effective income tax rate for the three months ended March 31, 2008 and 2007 was 10.3% and (215.8%), respectively.  The increase in the effective income tax rate for the comparative three month periods is due primarily to the balance sheet restructuring loss on sale of lower-yielding available for sale securities incurred in the first quarter of 2007.  Included in income tax expense for the three months ended March 31, 2008 and 2007 is a federal tax benefit from a $5,000,000 investment in an affordable housing, corporate tax credit limited partnership.

Earnings Per Share

Diluted earnings per share for the three months ended March 31, 2008 were $0.27 on average shares outstanding of 5,688,193, a 285.7% increase as compared to diluted earnings per share of $0.07 on average shares outstanding of 5,712,440 for the three months ended March 31, 2007.  Share amounts and per share amounts reflect a 5% stock dividend distributed to shareholders on June 15, 2007.

Assets, Liabilities and Equity

Total assets as of March 31, 2008 were $1,142,823,000, an annualized increase of 6.4% compared to December 31, 2007.  Total loans as of March 31, 2008 increased $7,067,000 to $828,065,000, and total deposits increased $45,313,000 to $757,958,000, respectively, compared to December 31, 2007.  Total loan and total deposit balances had annualized increases of 3.4% and 25.4%, respectively.  Commercial loan balances as of March 31, 2008 had an annualized increase of 3.4% compared to December 31, 2007.  Total borrowings as of March 31, 2008 were $266,011,000, an annualized decrease of 38.5% as compared to December 31, 2007.

Shareholders’ equity increased as of March 31, 2008 to $107,849,000 from $106,592,000 at December 31, 2007, an annualized increase of 4.7%.  Included in shareholders’ equity is an unrealized loss position on available for sale securities, net of taxes, at March 31, 2008 of $1,485,000 compared to an unrealized loss position on available for sale securities, net of taxes, of $1,116,000 at December 31, 2007.

VIST Financial Corp. will be hosting a quarterly shareholder and investor conference call on Wednesday, April 23, 2008 at 8:30 a.m. ET.  Interested parties can join the conference and have the ability to ask questions by calling 877-591-4959.  The conference call will be available through a webcast at:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=30834&c=FLPB&mediakey=4F79E58F35E59672240C3BB716161091&e=0

The conference call can also be accessed through a link located under the Investor Relations menu within VIST Financial Corp’s website:  http://www.VISTfc.com

VIST Financial Corp. is a diversified financial services company headquartered in Wyomissing, PA, offering banking (through VIST Bank), insurance (Insurance products offered through VIST Insurance, LLC), investments (Securities offered through UVEST Financial Services, a registered independent broker/dealer, Member NASD/SIPC), wealth management (brokerage and investment advisory services offered through VIST Capital Management, LLC), equipment leasing, and title insurance services throughout Southeastern Pennsylvania.

VIST Financial Corp.

•  VIST Bank

•  VIST Realty Solutions, LLC

•  VIST Mortgage Holdings, LLC

•  VIST Insurance, LLC

•  VIST Capital Management

Mortgage Services Through:

•  VIST Mortgage

For additional information, contact:

Edward C. Barrett

Chief Financial Officer

610.603.7251

ebarrett@VISTfc.com

Website:

www.VISTfc.com

NASDAQ: VIST

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	Quarter Ended Balances
	March 31,	December 31,
	2008	2007
	(unaudited)
Assets
Investment securities and interest bearing cash	$199,165	$195,437
Mortgage loans held for sale	3,677	3,165
Loans:
Commercial loans	656,337	650,748
Consumer loans	125,770	126,710
Mortgage loans	45,958	43,540
Total loans	$828,065	$820,998

Earning assets	$1,030,907	$1,019,600
Total assets	1,142,823	1,124,951

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	107,089	109,718
NOW, money market and savings	314,217	309,222
Time deposits	336,652	293,705
Total deposits	$757,958	$712,645

Federal funds purchased	$71,437	$118,210
Securities sold under agreements to repurchase	114,539	110,881

Long-term debt	60,000	45,000
Junior subordinated debt	20,035	20,232
Shareholders’ equity	$107,849	$106,592

Actual shares outstanding	5,692,052	5,657,145
Book value per share	$18.95	$18.84

	Asset Quality Data
	As Of and For The Period Ended
	Three Months	Twelve Months
	March 31,	December 31,
	2008	2007
	(unaudited)
Non-accrual loans	$5,402	$3,552
Loans past due 90 days or more still accruing	288	3,005
Total non-performing loans	5,690	6,557
Other real estate owned	630	549
Total non-performing assets	$6,320	$7,106

Renegotiated troubled debt	3,645	267

Loans outstanding at end of period	$828,065	$820,998
Allowance for loan losses	7,181	7,264

Net charge-offs to average loans (annualized)	0.24%	0.17%
Allowance for loan losses as a percent of total loans	0.87%	0.88%
Allowance for loan losses as percent of total non-performing loans	126.20%	110.78%

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands)

	Average Balances
	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2008	2007
Assets
Investment securities and interest bearing cash	$198,023	$166,916
Mortgage loans held for sale	2,058	4,308
Loans:
Commercial loans	656,344	595,506
Consumer loans	126,922	132,533
Mortgage loans	44,464	39,973
Other	—	—
Total loans	$827,730	$768,012

Earning assets	$1,027,811	$939,236
Goodwill and intangible assets	43,136	43,643
Total assets	1,130,606	1,045,392

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing deposits	103,299	103,543
NOW, money market and savings	316,145	297,578
Time deposits	316,774	315,228
Total deposits	$736,218	$716,349

Short term borrowings	$84,317	$80,420
Securities sold under agreements to repurchase	111,150	91,288

Long-term debt	59,396	18,200
Junior subordinated debt	20,230	20,150
Shareholders’ equity	$108,218	$103,196

VIST FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months Ended
	(unaudited)
	March 31,	March 31,
	2008	2007
Interest income	$16,787	$16,586
Interest expense	8,182	8,456
Net interest income	8,605	8,130
Provision for loan losses	410	150
Net Interest Income after provision for loan losses	8,195	7,980

Securities gains (losses), net	141	(2,493)
Commissions and fees from insurance sales	2,684	2,725
Mortgage banking activities	323	553
Brokerage and investment advisory commissions and fees	237	226
Service charges on deposits	620	646
Earnings on investment in life insurance	168	167
Other income	457	489
Total non-interest income	4,630	2,313

Salaries and employee benefits	5,730	5,607
Occupancy expense	1,129	1,101
Furniture and equipment expense	672	641
Other operating expense	3,556	2,817
Total non-interest expense	11,087	10,166
Income before income taxes	1,738	127
Income taxes	179	(274)
Net income	$1,559	$401

Per Share Data:
Basic average shares outstanding	5,673,403	5,674,555 *
Diluted average shares outstanding	5,688,193	5,712,440 *
Basic earnings per share	$0.28	$0.07 *
Diluted earnings per share	0.27	0.07 *
Cash dividends per share	0.20	0.18 *

Profitability Ratios:
Return on average assets	0.55%	0.16%
Return on average shareholders’ equity	5.79%	1.58%
Return on average tangible equity (equity less goodwill and intangible assets)	9.63%	2.73%
Net interest margin (fully taxable equivalent)	3.51%	3.62%
Effective tax rate	10.30%	(215.75)%

*            References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

VIST FINANCIAL CORP.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except share data)

	March 31,	March 31,
	2008	2007
Assets
Cash and due from banks	$32,401	$27,845
Interest-bearing deposits in banks	383	739
Total cash and cash equivalents	32,784	28,584

Mortgage loans held for sale	3,677	6,672
Securities available for sale	195,710	163,019
Securities held to maturity	3,072	3,105
Loans, net of allowance for loan losses 3/2008 - $7,181; 3/2007 - $7,792	820,884	761,215
Premises and equipment, net	6,889	6,854
Identifiable intangible assets	3,742	4,356
Goodwill	39,509	39,189
Bank owned life insurance	18,025	17,356
Other assets	18,531	21,015
Total assets	$1,142,823	$1,051,365

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$107,089	$113,568
Interest bearing	650,869	620,779
Total deposits	757,958	734,347
Securities sold under agreements to repurchase	114,539	96,220
Federal funds purchased	71,437	69,560
Long-term debt	60,000	17,500
Junior subordinated debt	20,035	20,329
Other liabilities	11,005	10,176
Total liabilities	1,034,974	948,132

Shareholders’ Equity
Common stock, $5.00 par value ;
Authorized 20,000,000 shares;
5,760,406 shares issued at March 31, 2008 and 5,740,697 shares issued at March 31, 2007	28,802	27,337
Surplus	64,050	59,028
Retained earnings	17,459	19,144
Accumulated other comprehensive loss	(1,485)	(929)
Treasury stock; 68,354 shares at March 31, 2008 and 54,853 shares at March 31, 2007, at cost	(977)	(1,347)
Total shareholders’ equity	107,849	103,233
Total liabilities and shareholders’ equity	$1,142,823	$1,051,365

SELECTED HIGHLIGHTS

Cash Dividends Declared
1st Qtr. 2007	$0.18	*
2nd Qtr. 2007	$0.19
3rd Qtr. 2007	$0.20
4th Qtr. 2007	$0.20
1st Qtr. 2008	$0.20

Common Stock (VIST)
Quarterly Closing Price
03/31/2007	$20.59	*
06/30/2007	$19.92
09/30/2007	$19.23
12/31/2007	$17.85
03/31/2008	$17.77

*            References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.

VIST FINANCIAL CORP.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands, except share data)

	Three Months Ended
	March 31,
	2008	2007
Interest Income
Interest and fees on loans	$14,110	$14,494
Interest on securities:
Taxable	2,254	1,721
Tax-exempt	213	135
Dividend income	206	227
Other interest income	4	9
Total interest income	16,787	16,586

Interest Expense
Interest on deposits	5,503	5,799
Interest on short-term borrowings	721	1,077
Interest on securities sold under agreements to repurchase	954	941
Interest on long-term debt	599	156
Interest on junior subordinated debt	405	483
Total interest expense	8,182	8,456

Net interest income	8,605	8,130
Provision for loan losses	410	150
Net interest income after provision for loan losses	8,195	7,980

Other income:
Customer service fees	620	646
Mortgage banking activities, net	323	553
Commissions and fees from insurance sales	2,684	2,725
Broker and investment advisory commissions and fees	237	226
Earnings on investment in life insurance	168	167
Gain on sale of loans	23	10
Gain (loss) on sales of securities	141	(2,493)
Other income	434	479
Total other income	4,630	2,313

Other expense:
Salaries and employee benefits	5,730	5,607
Occupancy expense	1,129	1,101
Furniture and equipment expense	672	641
Marketing and advertising expense	657	307
Identifiable intangible amortization	150	157
Professional services	535	344
Outside processing expense	820	779
Insurance expense	271	154
Other expense	1,123	1,076
Total other expense	11,087	10,166

Income before income taxes	1,738	127
Income taxes	179	(274)
Net income	$1,559	$401

Per Share Data
Average shares outstanding	5,673,403	5,674,555	*
Basic earnings per share	$0.28	$0.07	*
Average shares outstanding for diluted earnings per share	5,688,193	5,712,440	*
Diluted earnings per share	$0.27	$0.07	*
Cash dividends declared per share	$0.20	$0.18	*

*        References to share amounts and per-share amounts reflect the 5% stock dividend distributed to shareholders on June 15, 2007.